EXHIBIT 99.16

                                                                   PRESS RELEASE
                                                     THURSDAY, DECEMBER 21, 2000

                                                           FOR IMMEDIATE RELEASE


                    SECURITY CAPITAL CORPORATION COMPLETES
                      ACQUISITION OF HEALTH POWER, INC.

GREENWICH, CT - Security Capital Corporation (AMEX: SCC) announced today that it had completed its acquisition of Health Power, Inc. (OTC: HPWR), headquartered in Dublin, Ohio. The acquisition was accomplished by the merger of Security Capital's subsidiary, HP Acquisition Corp., into Health Power. Completion of the transaction followed the favorable vote of Health Power's shareholders on December 8, 2000, and the satisfaction of all other conditions precedent to closing.

Pursuant to the terms of the Agreement and Plan of Merger, each share of common stock of Health Power was converted into the right to receive $6.94 in cash, based upon a total purchase price of $36.25 million, less deductions for certain liabilities, including debt and expenses of the merger. Health Power's stockholders will be advised by letter as to the procedure for exchanging their shares.

Security Capital is a diversified holding company based in Greenwich, Connecticut, and is affiliated with Capital Partners, a private equity investment firm. As will be the case with Health Power, each subsidiary has a high degree of operating autonomy. As is the case with all of the management teams of Security Capital subsidiaries, CompManagement executives will have a significant equity position in Health Power, Inc. and its subsidiaries.

Health Power, Inc., through its operating subsidiaries, CompManagement, Inc. and CompManagement Health Systems, provides cost containment and medical management services related to workers' and unemployment compensation to employers in Ohio, Indiana, Kentucky, Pennsylvania, West Virginia and Washington.

Brian D. Fitzgerald, Chairman of Security Capital, indicated that the acquisition of Health Power met Security Capital's financial and qualitative acquisition criteria and operating philosophy. As also is the case of the other three subsidiaries, Health Power has historically generated excess cash flow even while experiencing good revenues and earnings growth. Mr. Fitzgerald indicated that he is looking forward to working with the entire management team of the continuing operations.

Contact: Brian D. Fitzgerald, Chairman, Security Capital Corporation
(203) 625-0770